EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Results for the Quarter Ended March 31, 2008

NORFOLK, Va., April 24, 2008 (PRIME NEWSWIRE) -- Commonwealth Bankshares, Inc. (Nasdaq:CWBS) today reported earnings of $2.4 million for the quarter ended March 31, 2008, a decrease of 14.7% over the $2.8 million reported in the first quarter of 2007. The expansion costs associated with the addition of six new branch facilities in 2007, coupled with the compression of the net interest margin due to the rapid interest rate decline contributed to our decrease in earnings. On a per share basis, diluted earnings decreased 15.0% to $0.34 for the quarter ended March 31, 2008 compared to $0.40 for the same period in 2007.

Commonwealth Bankshares exceeded its goal for asset growth during the first quarter of 2008. Total assets at March 31, 2008 reached a new high of $884.1 million, up 17.8% or $132.8 million from $751.3 million at March 31, 2007.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "We are pleased to report another quarter of increased asset growth. Our management team and the Board of Directors are pleased with our performance given our substantial investment in our future through branch expansion, the rapidly declining interest rate environment, the precipitous decline in the nation's housing market conditions, the instability of the capital markets and the unprecedented changes in consumer behavior. While our earnings and key performance measures are down in comparison to the same period of last year, we believe these are merely short-term indicators and not reflective of our company's future capabilities and results. With our strong foundation, capital base and solid local economy, we believe we are well-positioned to weather these uncertain economic times. We will continue to concentrate our efforts on building a franchise and infrastructure that will enhance the long term growth of the company and that can deliver long-term profitability and value for our shareholders."

Profitability as measured by the Company's return on average assets (ROA) was 1.10% for the quarter ended March 31, 2008, down 44 basis points from 1.54% for the first quarter of 2007. Return on average equity (ROE) was 8.30% for the quarter ended March 31, 2008, as compared to 10.75% for the quarter ended March 31, 2007. Average assets increased $133.6 million or 18.3% from the quarter ended March 31, 2007 to March 31, 2008. Average shareholders' equity increased $10.0 million or 9.6% as of March 31, 2008 as compared to the same period in 2007 as a result of our record earnings of $11.2 million for the year ended December 31, 2007. The Company's efficiency ratio (tax equivalent basis) was 56.17% for the three months ended March 31, 2008 compared to 49.53% during the comparable period in 2007.

Mr. Woodard emphasized, "Despite the adverse economic and competitive climate, the expansion of our footprint into new markets generated new loan relationships which contributed to Bank of the Commonwealth's loan growth. Between March 31, 2007 and March 31, 2008, the Company's loan portfolio increased by $125.5 million or 18.0%. Total loans at March 31, 2008 reached a record $822.9 million. Our strong loan demand helped generate solid increases in interest income. Interest income on loans, including fees, increased $816.5 thousand or 5.7% to $15.1 million for the three months ended March 31, 2008."

Interest expense of $7.3 million for the quarter ended March 31, 2008 represented a $754.1 thousand increase from the comparable period in 2007. The increase was primarily attributable to the substantial increase in the Company's average interest bearing liabilities as a result of the $119.6 million increase in total deposits as of March 31, 2008 as compared to 2007, along with a 40 basis point decrease in the overall rates paid on our interest bearing liabilities as a result of the rapid declining interest rate environment.

A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. Our net interest income was $8.1 million for the quarter ended March 31, 2008, an increase of $56.1 thousand or 0.7% over the comparable period in 2007.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) was 3.96% for the quarter ended March 31, 2008, as compared to 4.65% during the same period in 2007. The compression of our margins can be attributed to the Federal Reserve lowering the Federal Funds rate 100 basis points in the last four months of 2007 and 200 basis points in the first quarter of 2008, along with the continued pressure on deposit pricing and the pricing of some deposit products which lag the decrease in the prime rate, which has an immediate affect on variable loans.

Despite the growth in the Company's loan portfolio, our asset quality remains sound. Mr. Woodard added, "Asset quality remains a top priority at Bank of the Commonwealth." Net charge-offs for the quarter ended March 31, 2008 were $314.5 thousand, or 0.04% of year to date average loans. Non-performing assets were $9.3 million or 1.05% of total assets at March 31, 2008 compared to $2.9 million or 0.39% of total assets at March 31, 2007. Non-performing assets at March 31, 2008 was comprised of $7.2 million in loans and four (4) OREO properties totaling $2.1 million. $6.9 million or 95.0% of the non-performing loans consists of forty (40) loans which are secured by real estate and management does not anticipate any material losses associated with these credits. The remaining $358.9 thousand in non-performing loans represents seventeen (17) loans, with the majority making monthly payments and in most cases are secured with workout arrangements currently in place. Management is closely monitoring these credits and is aggressively working to restore them to performing status.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has seventeen bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Capitol Securities Management, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                     Commonwealth Bankshares, Inc.
              Selected Financial Information (Unaudited)
                 (in thousands, except per share data)

                                                 Three Months Ended
                                                      March 31,
                                              ------------------------
                                                 2008         2007
                                              ----------    ----------
 Operating Results:
 ------------------
  Interest and dividend income                $   15,387    $   14,577
  Interest expense                                 7,306         6,552
                                              ----------    ----------
  Net interest income                              8,081         8,025
  Provision for loan losses                          455           430
  Noninterest income                               1,222         1,196
  Noninterest expense                              5,249         4,573
                                              ----------    ----------
  Income before provision for income taxes
   and noncontrolling interest                     3,599         4,218
  Provision for income taxes                       1,247         1,452
                                              ----------    ----------
  Income before noncontrolling interest            2,352         2,766
  Noncontrolling interest in subsidiaries              4            (5)
                                              ----------    ----------
      Net income                              $    2,356    $    2,761
                                              ==========    ==========

 Per Share Data**:
 -----------------
  Basic earnings                              $     0.34    $     0.40
  Diluted earnings                            $     0.34    $     0.40
  Book value                                  $    16.65    $    15.41
  Cash dividends                              $     0.08    $     0.06
  Basic weighted average shares outstanding    6,935,178     6,867,731
  Diluted weighted average shares outstanding  6,961,276     6,970,373
  Shares outstanding at period-end             6,942,388     6,878,291

 Period End Balances:
 --------------------
  Assets                                      $  884,118    $  751,342
  Loans*                                         822,895       697,407
  Investment securities                            7,385         7,506
  Deposits                                       630,235       510,629
  Shareholders' equity                           115,601       106,014

 Average Balances:
 -----------------
  Assets                                      $  861,469    $  727,905
  Loans*                                         804,930       682,383
  Investment securities                            7,410         7,610
  Deposits                                       584,841       497,818
  Shareholders' equity                           114,194       104,162

 Financial Ratios:
 -----------------
  Return on average assets                          1.10%         1.54%
  Return on average shareholders' equity            8.30%        10.75%
  Efficiency Ratio (tax equivalent basis)          56.17%        49.53%
  Period end shareholders' equity  to total
   assets                                          13.08%        14.11%
  Loan loss allowance to period end loans*          1.16%         1.22%
  Loan loss allowance to non-performing
   assets                                         103.00%       292.52%
  Non-performing assets to total assets             1.05%         0.39%
  Net interest margin (tax equivalent basis)        3.96%         4.65%

   * Net of unearned income.

  ** All share and per share amounts have been restated for all periods presented to reflect the eleven-for-ten stock split distributed on June 30, 2006 and the eleven-for-ten stock split distributed on December 29, 2006.

CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., Chairman of the Board,
            President and Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com
          P.O. Box 1177
          Norfolk, Virginia 23501